Exhibit 4.22

Summary Translation

Lease Agreement between Zhejiang Tantech Bamboo Technology Co., Ltd. and Zhejiang
Tantech Energy Technology Co., Ltd.

Party A: Zhejiang Tantech Energy Technology Co., Ltd.

Party B:Zhejiang Tantech Bamboo Charcoal Co., Ltd.

In December 8, 2021, the two parties signed a Lease Agreement. Party A rented the house to Party B. The house is located at Building 3 #, 4 #, No. 10 Censhan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province, China, with an area of 12,904 square meters. The house is used as production and office space for Party B.

The rental period of the house is 1 year, from January 1, 2021 to December 31, 2021. The rent is paid every six months. The total annual rent of the house is 1,238,784 yuan.

The Agreement is made in duplicate with all parties herein holding one copy each with the same legal effect.

Zhejiang Tantech Bamboo Charcoal Co., Ltd.

/s/ Corporate Chop

By: /s/ Wangfeng Yan

Name: Wangfeng Yan

Zhejiang Tantech Energy Technology Co., Ltd.

/s/ Corporate Chop

By: /s/ Yonghong Wu

Name: Yonghong Wu